CENTURION FINANCIAL TRUST

As lender agent and nominee for Lenders from time to time collectively as the Lender

and

ASSURE HOLDINGS CORPORATION

as the Corporation

and

ASSURE HOLDINGS INC., ASSURE NEUROMONITORING, LLC, ASSURE NETWORKS, LLC, ASSURE NEUROMONITORING COLORADO, LLC, ASSURE NEUROMONITORING LOUISIANA, LLC, ASSURE NEUROMONITORING MICHIGAN, LLC, ASSURE NEUROMONITORING PENNSYLVANIA, LLC, ASSURE NEUROMONITORING TEXAS, LLC, ASSURE NEUROMONITORING TEXAS HOLDINGS, LLC, DNS LOUISIANA, LLC, ASSURE NEUROMONITORING ARIZONA, LLC, ASSURE NEUROMONITORING MINNESOTA, LLC, ASSURE NEUROMONITORING NEVADA, LLC, ASSURE NEUROMONITORING SOUTH CAROLINA, LLC, and DNS PROFESSIONAL READING, LLC

as Guarantors

DEBENTURE

June9 , 2021

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DEBENTURE

Principal Amount: $11,000,000 USDIssue Date: June

9 , 2021

Maturity Date: June

9 , 2025Currency: US Dollars

ARTICLE 1

PRINCIPAL, INTEREST, PAYMENT, COMMITMENT FEE

1.1Principal Amount and Advance

(a)For value received, ASSURE HOLDINGS CORPORATION (the “Corporation”) having its head office at 4600 South Ulster Street, Suite 1225, Denver, Colorado 80237, shall pay to the order of CENTURION FINANCIAL TRUST, as lender, agent and nominee for the lenders who advance funds drawn pursuant to the Commitment Letter (being the letter of March 8, 2021 issued by the Lender to the Corporation, the “Commitment Letter”) and this Debenture (as agreed and allocated among them as they shall agree from time to time) (collectively the “Lender”) the amount of ELEVEN MILLION DOLLARS ($11,000,000) (the “Commitment”), or the aggregate principal amount drawn and outstanding from time to time pursuant to this Debenture, plus all accrued interest thereon in accordance with this Debenture on the Maturity Date, or such earlier date as the Obligations shall become due and payable hereunder, at the office of the Lender at 25 Sheppard Avenue West, Suite 1800, Toronto, ON M2N 6S6 or such other place as the Lender may designate.

(b)The Commitment will be available for Advance in multiple tranches to be advanced as follows:

(i)with respect to the Senior Term Loan, to be Advanced by way of a single draw, to be drawn and advanced on or about June 9 , 2021;
(ii)with respect to the Revolving Loan, to be Advanced, from time to time, as set out in section 1.4(c) hereof, the first to be drawn and advanced on or about June 9 , 2021; and,

(iii)with respect to the Senior Term – Acquisition Line, to be Advanced, from time to time, as set out in Section 1.4(b) hereof, each in the amount to be agreed to fund an approved acquisitions by the Corporation, in each case to be determined on a deal-by- deal basis.

1.2Interest and Standby Charge

(a)The principal amount of this Debenture drawn and outstanding from time to time shall bear interest both before and after maturity, default and judgment from the date hereof to the date of repayment in full at the rate of the greater of 9.50% or the Royal Bank of Canada Prime Rate plus 7.05% (the “Rate”) per annum calculated and compounded monthly in arrears and payable

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on the first Business Day of each month during which any Obligations are outstanding, the first of such payments being due July 2, 2021 for the period from the Advance to the date of payment, and thereafter monthly.

(b)The difference between the Commitment and the amount of the Loan outstanding from time to time shall bear a standby charge, for the period between June9, 2021 and the end of the availability period, in the amount of 1.50% (the “Standby Charge”) per annum calculated and compounded monthly in arrears and payable on the first Business Day of each month during which any amount of the Commitment remains available and undrawn, the first of such payments being due July 2, 2021.

(c)Interest on overdue interest shall be calculated and payable at the same rate plus 3% per annum. Interest is pro rated on a daily basis for any part month.

1.3Prepayment

(a)With respect to the Senior Revolving Loan, the Corporation may prepay Advances outstanding thereunder from time to time, with not less than 10 Business Days prior written notice of the prepayment date and the amount, in the minimum amount of $250,000. Any amount of the Senior Revolving Loan prepaid may be re-advanced.

(b)With respect to the Term Loans, the Corporation may prepay the Advances outstanding thereunder, without penalty or bonus, in an amount not to exceed 25% of the aggregate of all Advances then outstanding under the Term Loans, on each anniversary date of the first Advance made hereunder, provided in each case with not less than 30 days written notice of the Corporation's intention to prepay on such anniversary date and the proposed prepayment amount. Any prepayments to the Term Loans other than those permitted in the immediately preceding sentence may only be made on 30 days prior written notice of the prepayment date and the amount, and are subject to the Corporation paying on such prepayment date a prepayment charge equal to the lesser of (i) twelve (12) months interest and (ii) interest for the months remaining from the prepayment date to the Maturity Date, on the amount prepaid at the interest rate in effect on the applicable Term Loan as of the date of prepayment. Any amount of the Term Loan prepaid may not be re-advanced.

1.4Repayments and Cancellation of Commitment

(a)The Corporation shall satisfy the obligations on the Maturity Date by the Corporation paying the principal amount (or the drawn and outstanding balance thereof) together with any accrued and unpaid interest and expenses of the Lender of this Debenture to the Lender by certified cheque, bank draft or wire transfer in immediately available funds.

(b)The Senior Term – Acquisition Line will remain available for draw, with notice of draw being given on 30 days prior written notice.

(c)The Senior Revolving Loan shall revolve and no payment under the Senior Revolving Loan shall reduce the Commitment in respect thereof. Advances on the Senior Revolving Loan may be requested by the Corporation with not less than 10 Business Days prior written notice of

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such requested Advance and the amount, in the minimum amount of $250,000. Advances outstanding under the Senior Revolving Loan to the Corporation shall not exceed $2,000,000.

1.5Fees

The Corporation will owe and pay to the Lender on first Advance of the Loan, less deposits paid to date which will be credited, a fee for 2.25% of the Commitment being $247,500, payment will be made by withholding from the Advance.

1.6Guarantors

The Guarantors signing this Debenture do so for the purpose of agreeing to the representations and covenants set out herein.

1.7Warrants

In consideration for the Commitment, and subject to the approval of the TSX Venture Exchange (the “TSXV”), the Corporation will issue to the Lender, 1,375,000 common share purchase warrants (the “Warrants”), representing 12.5% of the aggregate value of the Commitment. Each such Warrant will entitle the Lender to purchase one common share in the capital of the Corporation at an exercise price equal to the last closing price of the Corporation’s common shares as of the date of the press release announcing the Commitment and issuance of the Warrants. Pursuant to the policies of the TSXV, the Warrants will be non-transferable and subject to applicable hold periods under Canadian and U.S. securities laws. The Warrants shall have a term that expires four years from the date of issuance.

The Lender hereby confirms that it is an “accredited investor” (as such term is defined in National Instrument 45-106 Prospectus Exemptions (“NI 45-106”)) by virtue of meeting the criteria set out in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45- 106.

2.1Defined Terms

ARTICLE 2 INTERPRETATION

As used herein the following terms shall have the following meanings:

(a)“Advance” means an advance of the Loan by the Lender.

(b)	“Affiliate” means, in respect of any corporation, any Person which, directly or indirectly, controls or is controlled by or is under common control with the corporation; and for the purpose of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the power to direct, or cause to be directed, the management and

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policies of a corporation whether through the ownership of Voting Shares or by contract or otherwise.

(c)	“Applicable Law” means, in respect of any Person, property, transaction or event, all applicable laws, statutes, rules, by‒laws and regulations, and all applicable official directives, orders, judgments and decrees, of Governmental Bodies, including specifically all relating to anti-money laundering, anti- terrorism, sanction and anti-bribery.

(d)	“Assignment of Insurance” means the collateral assignment of insurance provided by the Corporation and the Guarantors to the Lender as security for the Obligations.

(e)	“Business Day” means any day other than Saturday, Sunday or a day on which chartered banks are closed for business in Toronto, Ontario.

(f)	“Capital Lease Obligations” means, as to any Person, the obligation of such Person to pay rent or other liquidated amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Debenture, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

(g)	“Change of Control” means the Guarantors ceasing to be, directly or indirectly, wholly owned by the Corporation (or by the Guarantors that assume the obligations under this Debenture as contemplated by this Debenture) or its successor.

(h)“Commitment” shall have the meaning in section 1.1.

(i)	“Contingent Liabilities” of any Person at any time means the amount of all indebtedness and liabilities, contingent or otherwise, of any other Person at such time:

(i)	guaranteed, directly or indirectly, in any manner by the Person including:
(A)by procuring the issue of letters of credit or letters of guarantee or other similar instruments for the benefit of that other Person; (B) by endorsement of bills of exchange (otherwise than for collection or deposit in the ordinary course of business); or (C) by the other Person assigning debts of the Person (whether or not represented by an instrument) with recourse to the Person;

(ii)in effect guaranteed, directly or indirectly, by the Person through an agreement, contingent or otherwise;

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(iii)	to purchase such indebtedness or liabilities or to advance or supply funds for the payment or purchase of such indebtedness or liabilities;

(iv)	to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services in circumstances where it can reasonably be assumed that the purpose of such agreement was to provide funds to the other Person to enable the other Person to make payment of such indebtedness or liabilities or to provide goods or services to the other Person to enable it to satisfy other liabilities, regardless of the delivery or non‒delivery of the property, products, materials or supplies or the provision or non‒provision of the services, including take or pay or through put agreements; or

(v)	to make any loan, advance, capital contribution to or other investment in the other Person for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition at any date or to provide funds for the payment of any liability, dividend or return of capital; or

(vi)	secured by any Encumbrance upon property owned by the Person, even though the Person has not assumed or become liable for the payment of such indebtedness or liabilities, provided that, if the Person has not agreed to such assumption, such indebtedness shall be deemed to be an amount equal to the lesser of (A) the amount of such indebtedness and liabilities and (B) the book value of such property.

(j)	“Debenture” means this Debenture together with the schedules and exhibits hereto, as they may be amended from time to time.

(k)“Corporation” shall have the meaning ascribed to such term in Section 1.1.

(l)“Credit Party” means any of the Corporation or a Guarantor.

(m)	“Default” means any event which, but for the lapse of time, giving of notice or both, would constitute an Event of Default.

(n)	“EBITDA” means, with respect to the Corporation (on a consolidated basis), for any applicable period, an amount equal to earnings from operations before interest, income taxes, depreciation and amortization, calculated as follows:

(i)net income of the Corporation for such period;

(A)minus the sum of:

(1)gain from extraordinary items for such period;

(2)	any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by the Corporation (including

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any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities); and

(3)any other non‒cash gains which have been added in

determining net income,

in each case to the extent included in the calculation of net income of the Corporation for such period in accordance with generally accepted accounting principles but without duplication,

(B)plus the sum of:

(1)any provision for income taxes;

(2)interest expense;

(3)loss from extraordinary items for such period; and

(4)	the amount of non‒cash charges (including depreciation, amortization and non-cash expenses relating to stock based compensation or accretion),

in each case to the extent included in the calculation of net income of the Corporation for such period in accordance with generally accepted accounting principles, but without duplication.

(o)	“Eligible Accounts” means, collectively, all Technical Revenues, PNE Revenues and Government / Hospital Revenues.

(p)	“Encumbrance” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, right of distress or other encumbrance in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease‒back, sale and buy‒back and sale with option to buy‒back.

(q)“Event of Default” has the meaning ascribed to such term in Section 6.1.

(r)	“Environmental Laws” means all applicable federal, provincial, state, municipal or local laws, statutes, regulations or ordinances relating to the environment, occupational safety, health, product liability and transportation.

(s)	“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request issued, rendered or made by any Governmental Body in connection with Environmental Laws.

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(t)	“Funded Indebtedness” means, with respect to any Person at any particular time, the aggregate (without duplication) of the following amounts determined in accordance with generally accepted accounting principles at such time:

(i)	indebtedness for money borrowed and indebtedness represented by notes payable and drafts accepted representing extensions of credit (including, as regards any note or draft issued at a discount, the face amount of such note or draft) and including the face amount of bankers’ acceptances and letters of credit;

(ii)	all obligations (whether or not with respect to the borrowing of money) which are evidenced by bonds, debentures, notes or other similar instruments or not so evidenced but which would be considered to be indebtedness for borrowed money in accordance with generally accepted accounting principles;

(iii)	all indebtedness for borrowed money secured by an Encumbrance on any property of such Person;

(iv)all indebtedness upon which interest charges are customarily paid;

(v)	Capital Lease Obligations and all other indebtedness issued or assumed as full or partial payment for property or services or by way of capital contribution;

(vi)any Contingent Liability relating to an obligation of a type referred to in
(i)	to (v) above; and

(vii)	any of the foregoing amounts in respect of any Subsidiary of the Person whose accounts are not required under generally accepted accounting principles to be consolidated with the accounts of such Person, including the aggregate outstanding amount of the Obligations at such time; but for greater certainty, trade payables, expenses, costs and charges accrued in the ordinary course of business, customer advance payments and deposits received in the ordinary course of business shall not constitute Funded Indebtedness.

(u)	“General Security Agreements” means the agreement creating security over all personal property of the Corporation and the Guarantors.

(v)	“Government / Hospital Revenue” means revenue generated by the Corporation, or its Subsidiary, billed directly to a hospital for a patient that has a government funded insurance plan and the Corporation performes the technical component of interoperative monitory, in each case, paid on a per-case and per-time basis, in a rate specified in the applicable contract between the Corporation, or its Subsidiary, and the relevant hospital.

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(w)	“Governmental Body” means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or any other law, regulation or rule-making entity (including any central bank, fiscal or monetary authority or authority regulating banks), having or purporting to have jurisdiction on behalf of any applicable government, parliament or legislature or any Person exercising or entitled to exercise administrative, regulatory or taxing authority under the authority of any of the foregoing.

(x)“Guarantee” means a guarantee of a Guarantor.

(y)	“Guarantors” means, collectively and individually, Assure Holdings Inc., Assure Neuromonitoring, LLC, Assure Networks, LLC, Assure Neuromonitoring Colorado, LLC, Assure Neuromonitoring Louisiana, LLC, Assure Neuromonitoring Michigan, LLC, Assure Neuromonitoring Pennsylvania, LLC, Assure Neuromonitoring Texas, LLC, Assure Neuromonitoring Texas Holdings, LLC, DNS Louisiana, LLC, Assure Neuromonitoring Arizona, LLC, Assure Neuromonitoring Minnesota, LLC, Assure Neuromonitoring Nevada, LLC, Assure Neuromonitoring South Carolina, LLC, DNS Professional Reading and those other wholly-owned Subsidiaries of the Corporation which may, from time to time, be required to provide a Guarantee hereunder.

(z)	“Hazardous Substance” means any substance or combination of substances which is or may become hazardous, toxic, injurious or dangerous to persons, property, air, land, water, flora, fauna or wildlife, and includes but is not limited to any contaminants, pollutants, dangerous substances, liquid wastes, industrial wastes, hauled liquid wastes, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to any Environmental Laws or Environmental Orders pursuant thereto.

(aa) “Initial Term” means the 48 month period from the initial Advance to the Maturity Date.

(bb) “Initial Test EBITDA” means an amount determined by adding together EBITDA for the calendar months ending November 30, 2021 and December 31, 2021, dividing the sum by 2 and multiplying the quotient by 3.

(cc) “Instruments” means the Commitment Letter, this Debenture, the Security Documents, and any other agreements or instruments (whether now existing, presently arising or created in future) delivered by or on behalf of the Corporation or any Guarantor to the Lender in respect of this Debenture.

(dd)“Lender” shall have the meaning ascribed to such term in Section 1.1.

(ee) “Loan” means the drawn amount of the Commitment which constitutes a draw on the debt obligations described in this Debenture.

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(ff) “Material Adverse Effect” means a material adverse effect upon the business, assets, financial condition or prospects of the Corporation and the Guarantors, taken as a whole, or upon their ability to perform their obligations under any of the Instruments.

(gg) “Material Authorization” means, with respect to any Person, any approval, permit, licence or similar authorization (including any trademark, trade name or patent) from, and any filing or registration with, any Governmental Body or other Person required by such Person to own its property and assets or to carry on its business as presently carried on by it or as contemplated hereunder to be carried on by it in each jurisdiction in which it does so or is contemplated to do so, where the failure to have such approval, permit, licence, authorization, filing or registration would have a Material Adverse Effect.

(hh)“Maturity Date” shall mean June 9 , 2025.

(ii)	“Obligations” means all obligations and liabilities now or at any time and from time to time hereafter owing or payable by the Corporation or any Guarantor to the Lender under or in connection with the Instruments.

(jj) “Order” means any order, notice, direction, report, recommendation or decision rendered by any Governmental Body.

(kk)“Permitted Encumbrances” means, in respect of any Person:

(i)	encumbrances for taxes, assessments or governmental charges incurred in the ordinary course of business that are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of the relevant Person in accordance with generally accepted accounting principles;

(ii)	construction, mechanics’, carriers’, warehousemen’s and materialmen’s liens and liens in respect of vacation pay, workers’ compensation, employment insurance or similar statutory obligations, provided the obligations secured by such liens are not yet due and payable or the validity of which is being actively and diligently contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of the relevant Person, and, in the case of construction liens, which have not yet been filed or for which the relevant Person has not received written notice of an Encumbrance or which singly or in the aggregate do not materially detract from the value of the asset concerned or the Lender’s security;

(iii)	encumbrances arising from court or arbitral proceedings, provided that the claims secured thereby are being contested in good faith by the relevant Person, provided adequate reserves with respect thereto are maintained on the books of relevant Person in accordance with generally accepted

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accounting principles, execution thereon has been stayed and continues to be stayed and such Encumbrances do not result in an Event of Default;

(iv)	good faith deposits made in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, surety, customs, performance bonds and other similar obligations;

(v)	deposits to secure statutory obligations or in connection with any matter giving rise to an Encumbrance described in (ii) above;

(vi)	deposits of cash or securities in connection with any appeal, review or contestation of any Encumbrance or any matter giving rise to an Encumbrance described in (i) or (iii) above;

(vii)	zoning restrictions, easements, rights of way, leases or other similar encumbrances or privileges in respect of real property which in the aggregate do not materially affect the value of such property and any related Security Document nor impair the use of such property by the relevant Person in the operation of its business, and which are not violated in any material respect by existing or proposed structures or land use;

(viii)encumbrances in favour of the Lender pursuant to this Debenture;

(ix)	security given by the relevant Person to a public utility or any Governmental Body, when required by such utility or Governmental Body in connection with the operations of the relevant Person, in the ordinary course of its business, which singly or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the relevant Person;

(x)	security interests charging property acquired, which is granted or assumed or which arises by operation of law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by the security interest is not in excess of the purchase price (after any post-closing adjustment) of the property acquired, and (ii) such security interest extends only to the property acquired and its proceeds, including capital leases; and,

(xi)	any other Encumbrance which the Lender approves in writing as a Permitted Encumbrance subsequent to the date hereof.

(ll)   “Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(mm) “PNE Revenue” means revenue generated by the Corporation, or its Subsidiary, related to the interoperative neuromonitoring professional bill where a patient has

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either a private funded insurance plan, workers compensation, or other coverage policy and where the Corporation, or its Subsidiary collects directly from the relevant third-party payor, whether directly through the Corporation, or its Subsidiary, owning 100% of the professional case revenue, or indirectly through fees relating to a master service agreement or as a distribution from such Person's ownership interest in the direct service provider.

(nn)   “Premises” means any premises owned or occupied by the Corporation at any time.

(oo)“Rate” means the rate of interest described in Section 1.2.

(pp) “Receiver” shall include one or more of a receiver, receiver‒manager or receiver and manager of all or a portion of the undertaking, property and assets of the Corporation or any Guarantor appointed by the Lender pursuant to this Debenture, any of the Security Documents or by or under any judgment or order of a court.

(qq) “Requirement for Guarantor” means the requirement to add a Subsidiary as a guarantor (providing a guarantee and general security in the form required by the Lender) where the acquisition of such Subsidiary was financed, directly or indirectly, by proceeds of any Advance or of required to meet the covenant requirement of Revenue consolidation in the Corporation and Guarantors.

(rr)   “Revenue” means all of the revenue of the Corporation and Guarantors including the PNE Revenue, Technical Revenue and Government/ Hospital Revenue and all revenue required to be consolidated from the Subsidiaries which for clarity is the amount of revenue of such Subsidiary that the Corporation or Guarantor as owner is entitled as its percentage interest.

(ss) “Secured Property” means all property and assets of the Corporation and the Guarantors subjected to the security interests and charges created by the Security Documents.

(tt) “Security Documents” means, collectively, this Debenture, the Guarantees, General Security Agreements, Shares Pledges, the Assignment of Insurance and all other agreements and other instruments delivered to the Lender by or on behalf of the Corporation or any Guarantors (whether now existing or presently arising) for the purpose of establishing, perfecting, preserving or protecting any security interest held by the Lender in respect of any Obligations.

(uu) “Senior Revolving Loan” means that certain portion of the Commitment which outstanding Advances shall not to exceed, in aggregate, $2,000,000 at any time, which is described as the "Senior Revolving Loan" in the Commitment Letter.

(vv) “Senior Term – Acquisition Line” means that certain portion of the Commitment equal to $3,000,000 which is described as the "Senior Term – Acquisition Line" in the Commitment Letter.

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(ww)“Senior Term Loan” means that certain portion of the Commitment equal to

$6,000,000, which is described as the "Senior Term Loan" in the Commitment Letter.

(xx)“Standby Charge” has the meaning in section 1.2.

(yy)   “Subordination Agreement” means the agreement subordinating payment rights of the shareholders of the Corporation to the payment rights of the Lender.

(zz) “Subsidiary” means a corporation controlled by the corporation being considered, as the term “control” is defined in the Business Corporations Act (Ontario) and for this Debenture means the subsidiaries of the Corporation.

(aaa) “Taxes” means all taxes of any kind or nature whatsoever imposed by any Governmental Body including, without limitation, income taxes, sales or value‒ added taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, and withholdings imposed, levied, collected, withheld or assessed, together with penalties, fines, additions to tax and interest thereon.

(bbb) “Technical Revenues” means revenue generated by the Corporation, or its Subsidiary, related to the interoperative neuromonitoring professional bill where a patient has either a private funded insurance plan, workers compensation, or other coverage policy and where the Corporation, or its Subsidiary collects directly from the patient, with such revenue being 100% owned by the Corporation.

(ccc) “Term Loan” means, collectively, the Senior Term – Acquisition Line and the Senior Term Loan.

2.2Interpretation

(a)	“This Debenture”, “hereto”, “hereby”, “hereunder”, “herein”, and similar expressions refer to the whole of this Debenture and not to any particular Article, Section, paragraph, clause, subdivision or other portion hereof.

(b)The expression “Arm’s Length” has the meaning ascribed to such term in the

Income Tax Act (Canada).

(c)	All references herein to any statute or regulation shall refer to such act and the regulations thereunder as the same may be amended or replaced from time to time.

(d)	Except as expressly provided herein, terms which are defined in the Personal Property Security Act (Ontario) shall have the same meaning where used herein as the same may be amended or replaced from time to time and specifically means the equivalent expression under the provisions of Article 9 of the Uniform Commercial Code of the State of Colorado.

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(e)	Words importing the singular number only include the plural and vice versa and words importing gender shall include all genders.

(f)	All financial or accounting determinations, reports and statements provided for in this Debenture shall be made or prepared in accordance with generally accepted accounting principles applied in a consistent manner.

(g)	The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

(h)	The Schedules annexed hereto shall, for all purposes, form an integral part of this Debenture.

(i)References to sums of money herein are to United States dollars.

(j)Time is of the essence hereof.

(k)	Where the word “including” or “includes” is used in this Debenture, it means “including (or includes) without limitation”.

(l)	Wherever in this Debenture reference is made to generally accepted accounting principles, such reference shall be deemed to mean the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which a given calculation is made or required to be made in accordance with generally accepted accounting principles.

2.3Governing Law

This Debenture shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. To the extent interpretation requires consideration of the grant of security and the perfection and enforcement thereof this Debenture shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado and the Uniform Commercial Code as adopted therein.

ARTICLE 3 SECURITY

3.1Security

(a)	Subject to Sections 3.2, 3.3 and 3.4, as general and continuing collateral security for the payment and satisfaction of the Obligations, the Corporation, and each Guarantor hereby grants a security interest over all assets and further agrees to supplement and confirm such grant by the grant of security pursuant to the Security Documents to the Lender, such to be a security interest in, and charges by way of a fixed and a floating charge, the whole of the undertaking of the Corporation or Guarantor (as the case may be) and all of its property and assets,

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real and personal, movable and immovable, tangible and intangible, of every nature and kind whatsoever, wheresoever situate, both now owned and hereafter acquired. Each of the Corporation and Guarantors agrees to give the additional agreements defined as Security in supplement to this grant of security interest.

(b)	The Corporation and each Guarantor and the Lender hereby acknowledge that (i) value has been given to the Corporation by the Lender, (ii) the Corporation and/or the Guarantors have rights in the Secured Property (other than after‒acquired property), and (iii) the Corporation and the Guarantors have not agreed to postpone the time of attachment of the security interest granted hereunder.

3.2Exceptions as to Leases

The last day of any term created by any lease, verbal or written, or any agreement therefor, now held or hereafter acquired by the Corporation or any Guarantor is excepted out of the Secured Property, but the Corporation or Guarantor, as the case may be, shall stand possessed of any such reversion remaining in the Corporation or Guarantor of any leasehold premises in trust for the Lender to assign and dispose thereof as the Lender may direct. Where the giving of a charge or security interest on any real or personal property held by the Corporation or a Guarantor under lease requires the consent of the lessor of such property, the giving of the charge or security interest hereunder on such property shall not take effect until such consent is obtained or legally dispensed with but the suspension of the effect of the charge or security interest on such property shall not affect the charge or security interest on any other property of the Corporation or Guarantor, as applicable.

3.3Exception as to Contractual Rights

(a)	To the extent that the creation of a granted security interest would constitute a breach, or cause the acceleration, of any agreement, right, licence, or permit to which any Credit Party is a party, the security interest will not attach to it. However, such Credit Party shall hold such contractual rights in trust for the Lender and shall assign that agreement, right, licence, or permit to the Lender immediately upon obtaining the consent of the other party, .
(b)	The security interest granted will be provided on the basis that it will nonetheless immediately attach to any related rights if, to the extent that, and as at the time that attachment to the related rights is not illegal, is not unenforceable against the Lender or other third parties generally, and would not result in an ineligible transfer or a material loss or expense to any Credit Party. Each Credit Party shall use reasonable efforts to obtain all required material approvals as soon as reasonably practicable.
(c)	To the extent permitted by applicable Law, each Credit Party shall hold in trust for the Lender and, after a Default occurs, provide the Lender with the benefits of, each agreement, right, licence, or permit and enforce all related rights at the direction of and for the benefit of the Lender or at the direction of any other Person that the Lender may designate.

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3.4Intellectual Property

Each Credit Party will grant a security interest in its intellectual property only as security. Before the security interest becomes enforceable, the Lender will not be or be deemed to be the owner of any of the intellectual property. Further, the Lender will not be deemed to have assumed, or be deemed to be liable for, any covenant, agreement, or other obligation of any Credit Party under any agreement, right, licence, or permit relating to the intellectual property to which any Credit Party is a party

3.5Charge Valid Irrespective of Advance of Money

The charges and security interests hereby created shall have effect and be deemed to be effective whether or not the monies or obligations hereby secured or any part thereof shall be advanced or owing or in existence before or after or upon the date of this Debenture and neither the giving of this Debenture nor any advance of funds shall oblige the Lender to advance any funds or any additional funds.

3.6Continuing Security

Any and all payments made at any time in respect of the Obligations and the proceeds realized from any Secured Property held therefor (including amounts realized from the enforcement of this Debenture) may be applied (and reapplied from time to time notwithstanding any previous application) to such part or parts of the Obligations as the Lender sees fit. The Lender may hold as additional security hereunder any increase or profits or other proceeds realized from the Secured Property (including money) for such period of time as the Lender sees fit. The Corporation and the Guarantors shall be accountable for any deficiency.

3.7Defeasance and Discharge

Provided that if the Corporation, its successors or assigns or any of them, make or cause to be made due payment or performance of all Obligations in full and the Lender has no remaining commitments in respect of the Loan, then, subject to this Debenture, this Debenture and the other Instruments shall be absolutely null and void and the Lender shall on request therefor by the Corporation, and at the expense of the Corporation, at that time surrender this Debenture to the Corporation and discharge all of the Instruments, but until that time the same shall remain in full force and effect despite the repayment or satisfaction from time to time of the whole or any part of the Obligations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND THE GUARANTORS

4.1Representations and Warranties

The Corporation and each Guarantor represents and warrants to the Lender as follows:

(a)Incorporation and Status. It is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity

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to own its properties and assets and to carry on its business as presently carried on by it or as contemplated hereunder to be carried on by it and holds all Material Authorizations. Schedule 4.1 (a) is an accurate statement as to the jurisdiction of incorporation and location of assets of each.

(b)	Power and Capacity. It has the corporate power and capacity to enter into this Debenture and each Instrument to which it is a party and to do all acts and things as are required or contemplated hereunder or thereunder to be done, observed and performed by it.

(c)	Due Authorization. It has taken all necessary corporate action to authorize the execution, delivery and performance of this Debenture and each Instrument to which it is a party.

(d)	No Shareholder Agreement. There is no shareholder agreement which restricts, in whole or in part, the powers of the Corporation’s or any Guarantor’s directors to manage or supervise their business and affairs.

(e)	No Contravention. The execution and delivery of this Debenture and the other Instruments to which it is a party and the performance by it of its obligations hereunder or thereunder (i) does not and will not contravene, breach or result in any default under its articles, by‒laws, constating documents or other organizational documents, or under any material lease, agreement or other legally binding instrument, license, permit or Applicable Law to which it is a party or by which it or any of its properties or assets may be bound, (ii) will not oblige it to grant any Lien to any Person other than the Lender and (iii) will not result in or permit the acceleration of the maturity of any indebtedness, liability or obligation of it under any material lease, agreement or other legally binding instrument of or affecting it.

(f)	No Consents Required. No authorization, consent or approval of, or filing with or notice to, any Person (including any Governmental Body) is required in connection with the execution, delivery or performance of this Debenture by it or any other Instrument by it, except for customary filings required in connection with the charges provided for herein and except for TSXV approval.

(g)	Permits. It has all licences, permits, approvals and franchises that it requires, or is required to have, to own its properties and assets and to carry on its business as presently conducted, except where the absence of same would not have a Material Adverse Effect. All such licences, permits, approvals and franchises are listed in Schedule 4.1(g) herein and are in good standing and no actions, proceedings, investigations or other steps of any kind are in process, pending or, to its knowledge, threatened or which might result in any such licence, permit, approval or franchise being terminated, revoked, withdrawn, suspended or otherwise made unavailable to the it for any period of time, except where such action, proceeding, investigation or other step would not have a Material Adverse Effect. It is

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conducting its business in compliance with all Applicable Laws, except where non-compliance would not have a Material Adverse Effect.

(h)	Financial Statements. The Lender has been furnished with a copy of the audited, internally consolidated financial statements of the Corporation for the year ended December 31, 2020 and the internal financial statement of the Corporation for the period ended March 31, 2021 (the “Financial Statements”) and such have been prepared in accordance with generally accepted accounting principles and fairly, completely and accurately present the financial condition of the Corporation and the Guarantors (on a consolidated basis) and the financial information presented therein in all material respects for the period and as at the date thereof. The notes to such financial statements do not contain any misstatement of a material fact nor do they omit to state a material fact required to make any statement contained therein not untrue or misleading. It has no outstanding material liabilities (including Funded Indebtedness, Contingent Liabilities or otherwise) other than those disclosed in the Financial Statements, those expressly permitted herein, and those subsequently incurred in the ordinary course of business, which such obligations are currently in good standing in all material respects. Since the date of the Financial Statements, there has been no development which has had or will have a Material Adverse Effect.

(i)	Non‒Arm’s Length Transactions. Except as approved by the Lender in writing, or as is required to consolidate the Revenue at the Corporation and Guarantors, it has no obligations to any Person not dealing at Arm’s Length with it, other than on commercially reasonable terms and within the limitations of the other provisions hereof.

(j)	No Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi‒criminal, or criminal), arbitration or other dispute settlement procedure, investigation or enquiry by any Governmental Body, or any similar matter or proceeding (collectively “proceedings”) against or involving it (whether in progress or, to its knowledge, threatened) which, if determined adversely to it, would have a Material Adverse Effect; no event has occurred which might give rise to any proceedings which would have a Material Adverse Effect, and there is no judgment decree, injunction, rule, award or order of any Governmental Body outstanding against it which has or may have a Material Adverse Effect.

(k)	No Default. It is not in default or breach under any material commitment or obligation (including obligations in relation to Funded Indebtedness) or under the terms and conditions relating to any Material Authorizations where such default or breach would give rise to a Material Adverse Effect, and there exists no state of facts which, after notice or the passage of time or both, would constitute such a default or breach; and there are no proceedings in progress, pending or, to its knowledge, threatened which may result in the revocation, cancellation suspension or any material adverse modification of any Material Authorization.

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(l)Taxes and Claims. It has:

(i)	delivered or caused to be delivered all required Tax returns to the appropriate Governmental Body;

(ii)	paid in full all Taxes (including Tax instalments) due and owing by it to the date hereof, except any which are Permitted Encumbrances; and

(iii)	withheld and collected in all material respects all Taxes required to be withheld and collected by them and remitted such Taxes when due to the appropriate Governmental Body,

and no material assessment, appeal or claim is, as far as it is aware, being asserted or processed with respect to such claim, Taxes or obligations.

(m)	Authorized and Issued Capital. Schedule 4.1(m) accurately describes, as of the date hereof, the authorized and issued share capital of the Corporation and Guarantors.

(n)	Insurance. It insures with good and responsible insurance companies approved by the Lender all of its property and other assets of an insurable nature against fire and other casualties (including, without limitation, those casualties specified by the Lender) at a minimum in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property, and under all applicable worker’s compensation laws, at a minimum in the same manner and to the same extent as such insurance is carried by prudent corporations carrying on a similar business and owning similar property.

(o)	Funded Indebtedness. Schedule 4.1(p) sets forth a complete and accurate list of all of its Funded Indebtedness (on a consolidated basis) at the date hereof in relation to which it has issued security.

(p)	Solvency. It has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors’ generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding to have itself declared bankrupt or wound‒up or taken any proceeding to have a Receiver appointed over it or any part of its assets.

(q)	Articles, By‒Laws, Etc. True and complete copies of its articles of incorporation (including all amendments thereto) and by‒laws and all other constating documents of it have been delivered to the Lender. There are outstanding no applications or filings which would alter in any way its constating documents or corporate status. The minute books of it contain all by‒laws and resolutions of the directors and shareholders of it currently in effect and the corporate and other records of it have been maintained in all material respects in accordance with all Applicable Law.

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(r)	Location of Business and Assets. As of the date hereof the only locations at which it has any place of business or assets (other than inventory and equipment located elsewhere in the ordinary course of business) are as set forth in Schedule 4.1(s) including the status as to owned or leased.

(s)	Title. It has good and marketable title to all of its undertaking, property and assets, free and clear of any Encumbrances and no Person has any agreement or right to acquire their interest in any of such properties out of the ordinary course of business.

(t)	Collections/ Revenue. Each of the Corporation and the Guarantors are entitled to collect and receive all receivables and revenues generated by Subsidiaries that are not Guarantors to the extent of the Revenue, exclusive of all other Persons, and collect and receive such receivables and revenues promptly after the same are generated. All Revenue of the Corporation, Guarantors and all Subsidiaries consolidates as to legal entitlement and practically at the Corporation and Guarantors as Revenue.

4.2Survival of Representations and Warranties

The Corporation and each Guarantor covenants that the representations and warranties made by it in this ARTICLE 4 shall be true and correct on each day that this Debenture remains in force and effect, with the same effect as if such representations and warranties had been made and given on and as of such day, notwithstanding any investigation made at any time by or on behalf of the Lender or its counsel and notwithstanding any foreclosure or enforcement pursuant to any Security Documents; except that if any such representation and warranty is specifically given as of the date hereof or in respect of a particular date or particular period of time and relates only to such date or period of time, then such representation and warranty shall continue to be given as at such date or for such period of time.

ARTICLE 5 COVENANTS OF THE CORPORATION

5.1General Covenants

So long as this Debenture remains outstanding, the Corporation and each Guarantor covenants and agrees to:

(a)	To Use Proceeds. The Corporation shall use the first Advance of the Loan under this Debenture to pay the fees and expenses of the Lender due hereunder, otherwise only to refinance certain existing Funded Indebtedness with Central Bank & Trust, and for no other application or use, a breach of this requirement is specifically a default under this agreement. Approval of the use of an Advance for acquisition shall be in the discretion of the Lender but based on the criteria agreed between the Corporation and the Lender from time to time.

(b)	To Pay Costs. It shall pay all reasonable costs, charges and expenses of or incurred by the Lender (a) in taking, recovering or keeping possession of any of

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the Secured Property or in any other proceedings taken in enforcing the remedies provided herein or otherwise in relation to this Debenture or the Secured Property, or by reason of non-payment of the Obligations, (b) the costs of any sale proceedings hereunder, and (c) the costs of any Receiver with respect to, and all expenditures made by the Lender or any Receiver in the course of, doing anything hereby permitted to be done by the Lender or such Receiver. All such costs and expenses and other amounts payable hereunder, together with interest at the rate applicable to any Obligations, shall be payable on demand and shall constitute a charge on the Secured Property. Without limiting the generality of the foregoing, such costs shall extend to and include any reasonable legal costs incurred by or on behalf of the Lender or the Receiver as between solicitor and his own client

(c)	To Pay Debts. It shall punctually pay and discharge every obligation, the failure to pay or discharge of which might result in any Encumbrance or right of distress, forfeiture, termination or sale or any other remedy being enforced against its assets and property and provide to the Lender when required by the Lender satisfactory evidence of such payment and discharge, but it may, on giving the Lender such security (if any) as the Lender may require, refrain from paying or discharging any obligation the liability for which is being contested in good faith.

(d)	To Comply with Obligations and Maintain Corporate Existence and Security. It shall:

(i)	pay or cause to be paid all Obligations falling due hereunder on the dates and in the manner specified herein and comply with its obligations hereunder, under the Security Documents and the other Instruments to which it is a party;

(ii)maintain its corporate existence;

(iii)	diligently preserve all its rights, licences, powers, privileges, franchises and goodwill, except where failure to do so would not have a Material Adverse Effect;

(iv)	observe and perform all of its obligations and comply with all conditions under leases, licences and other agreements to which it is a party or upon or under which any of its assets or property is held, except where failure to do so would not have a Material Adverse Effect;

(v)	carry on and conduct its business in a proper and efficient manner so as to preserve and protect its assets and property and income therefrom; and specifically ensure that all inter-corporate arrangements are on market usual terms

(vi)	keep proper books of account with correct entries of all transactions in relation to its business;

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(vii)	observe and comply with in all material respects all valid requirements of Applicable Law and of any Governmental Body relative to its assets and property or the carrying on by it of its business;

(viii)	repair and keep in repair and good order and condition in all material respects (reasonable wear and tear excepted) all property, including the Secured Property, the use of which is necessary in connection with its business;

(ix)	promptly notify the Lender in writing of any proposed change of name of it or of its chief place of business;

(x)	keep the Lender regularly informed in writing as to the location of the Secured Property (other than inventory located elsewhere in the ordinary course of business) and its books of account and other records;

(xi)	pay all Taxes, levied, assessed or imposed upon it or its property as and when the same become due and payable save and except where it contests in good faith the validity thereof by proper legal proceedings and for which provision for payment adequate in the reasonable opinion of the Lender has been made;

(xii)	forthwith notify the Lender of the commencement of any litigation or other claim or process having the risk of payment in excess of $100,000, any default (or event, condition or occurrence which with the giving of notice and/or the lapse of time would constitute a default) in connection with any indebtedness, Funded Indebtedness or Contingent Liability in an amount exceeding $100,000;

(xiii)	advise the Lender forthwith upon becoming aware of any Default or Event of Default hereunder with detailed particulars thereof and deliver to the Lender upon request a certificate in form and substance satisfactory to the Lender signed by a senior officer certifying that no Default or Event of Default has occurred or, if such is not the case, specifying all Default or Events of Default and their nature and status;

(xiv)	endeavour to collect or, in the case of its Subsidiaries, cause to be collected, all accounts receivable in the ordinary course of business and to maintain all agreement and process to consolidate all such receivables as collected as Revenue at the Corporation or Guarantors;

(xv)	promptly cure or cause to be cured any defects in the execution or delivery of any Instrument to which it is a party and any defects in the validity or enforceability of any security hereunder and at its expense duly execute and deliver or cause to be duly executed and delivered all documents as the Lender may consider necessary or desirable for such purposes;

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(xvi)	at its cost and expense, upon the request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such documents and do or cause to be done such acts as may be necessary or desirable in the reasonable opinion of the Lender to carry out the purposes of this Debenture;

(xvii)	effect such registrations as may be required by the Lender from time to time to protect the security interest granted hereunder;

(xviii)	execute and deliver such security, documents, instruments or agreements following the date hereof as may be necessary or desirable in the reasonable opinion of the Lender to carry out the purposes of this Debenture; and,

(xix)	except as approved by the Lender in writing, cause all Revenue and receivables generated by any of the Corporation's Subsidiaries, other than the Guarantors, to be promptly collected by the Corporation and the Guarantors in accordance with collection and remittance practices existing as of the effective date of this Debenture and be remitted as Revenue on a consolidated basis to the Corporation or Guarantors.

(e)	To Insure. It shall keep the Secured Property insured in such amounts as the Lender may reasonably require against loss or damage by fire and such other risks as the Lender may from time to time specify, with insurers approved by the Lender. It shall, whenever from time to time requested by the Lender, provide the Lender satisfactory evidence of such insurance and any renewal thereof which shall at all times be subject to charging clauses in a form approved by the Lender, and shall cause the Lender to be shown as a loss payee under the policy or policies. Each policy of insurance shall be in form and substance acceptable to the Lender, acting reasonably, shall not be subject to any co‒insurance clause and shall name the Lender as loss payee and additional insured.

(f)Deliver Information.

(i)	The Corporation shall provide to the Lender within 120 days of the financial year end of the Corporation audited financial statements for the Corporation (on a consolidated basis), including the balance sheet and statements of income, retained earnings and changes in financial position, together with all supporting schedules.

(ii)	The Corporation shall provide quarterly financial statements to the Lender within 45 days after the end of each fiscal quarter including the year to date financial statements which shall contain a comparison of budget to actual and management comments regarding any material variations from budget annual budget setting out, among other things, the “bad debt allowance” and all “write off” of accounts receivable for a period commencing on the first day of the fiscal year in which such quarterly

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financial statement has been furnished and ending on the last day of the relevant reporting period.

(iii)	Within 10 days of the end of each month, in respect of such preceding month, the Corporation shall provide (i) a detailed statement and an ageing of the accounts receivable, on a consolidated basis, in respect of all Eligible Accounts, and such other details, including detail of any adjustments to the carrying balances of accounts receivable from the prior period and not reflected in repayment (reflecting and discussing write-off, provisions, booked accrual rate and similar), classification by name, customer location and currency as the Lender may reasonably require, and

(ii) a borrowing base reporting certificate substantially in the form of Exhibit 5.1(f), prepared as of the date of such certificate and in respect of such Eligible Accounts.

(iv)	The Corporation shall provide to the Lender an annual budget and forecast for each fiscal year (including management discussion and analysis on budget and forecast which shall set out, without limitation, all assumptions, key drivers, and other material inputs used in forming such budget and forecast, and any other information which the Lender may reasonably request), in form and substance satisfactory to the Lender, acting reasonably, not later than 30 days after the first day of that fiscal year.

(v)	The Corporation shall provide to the Lender and its representatives, agents and designees any other information concerning its financial position and business operations which the Lender or such representative, agents or designees may from time to time reasonably request.

(vi)	The Corporation shall provide the Lender with such other reports as it provides any other lenders to the Corporation from time to time.

(g)	Notice of Litigation and Damage. It shall promptly notify the Lender of (a) all claims or proceedings pending or, to its knowledge, threatened against it which may give rise to uninsured liability in excess of $100,000 or which would have a Material Adverse Effect, and (b) all damage to or loss or destruction of any property comprising part of the Secured Property which may give rise to an insurance claim in excess of $100,000; and will supply the Lender with all information reasonably requested in respect of any such claim.

(h)	Security. The Corporation and Guarantors will provide and keep in good standing and perfected the Security required of the Corporation and Subsidiary Guarantors as described in the definition of Security and Article 2, at all times as first security for the Corporation and as to the Subsidiaries subject only to Permitted Encumbrances unless otherwise approved by the Lender. Forthwith, and in any event with thirty (30) days, on any entity becoming a Subsidiary needed to comply with the Requirement for Guarantor, advise the Lender of the

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acquisition or other obtaining of such Subsidiary and provide a Guarantee and Security in the form required by the Lender.

(i)	Guarantees and Revenue Consolidation. The Corporation will notify the Lender of any acquisition of a Subsidiary promptly upon concluding the acquisition and will, at the request of the Lender, cause any wholly owned Subsidiary to provide a Guarantee and security and will cause the revenue of any Subsidiary that is not wholly owned to be consolidated to the Corporation or Guarantors.

5.2Negative Covenants

At all times, the Corporation hereby covenants and agrees that for so long as this Debenture is in force and any portion of the Obligations remains unpaid, unfulfilled and/or unsatisfied as follows, the Corporation shall not, and each Guarantor agrees that it shall not, without the prior consent of the Lender:

(a)	Encumber Property. Create, grant, assume or suffer to exist any Encumbrance upon any of its properties or assets other than Permitted Encumbrances, and as to the Guarantors only Encumbrances arising from the acquisition of property, or the improvement of property for expansion, refurbishment, repurposing, material maintenance or similar in the ordinary course of business, unless approved by the Lender.

(b)	Sell. Remove, destroy, lease, transfer, assign, sell or otherwise dispose of (other than to another Guarantor) any of its property or assets, except for sales in the ordinary course of business, sales of obsolete equipment, and sales of other assets not in excess of $200,000 in the aggregate in any fiscal year.

(c)	Funded Indebtedness. Incur or become liable for any Funded Indebtedness other than the Obligations, debt which comprises Permitted Encumbrances and as to the Guarantors only debt incurred for the acquisition of property, or the improvement of property for expansion, refurbishment, repurposing, material maintenance or similar in the ordinary course of business, unless approved by the Lender in writing.

(d)	Indebtedness. Incur or repay any material debts, liabilities or obligations (including Funded Indebtedness and Contingent Liabilities) whether direct or indirect, actual or contingent, other than those specifically permitted hereunder or under the Security Documents, except for normal trade debts, liabilities or obligations to Persons dealing at Arm’s Length with it arising in the ordinary course of business.

(e)	Sale of Shares in Guarantors. Sell, assign or otherwise transfer (other than to another Guarantor) any shares which it holds, directly or indirectly, in the capital of any Subsidiary, without the prior written consent of the Lender.

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(f)	Asset Sales. In addition to the restrictions elsewhere herein, set out sell any assets from the Corporation or a Guarantor to any person including to another person even if a related party or Subsidiary which is not a Guarantor.

(g)	Collections. Take any action to divert, redirect, assign, sell, or otherwise change the collection practices of the Corporation and the Guarantors of the revenues and receivables generated by any Subsidiary of the Corporation if the result of such diversion, redirection, assignment, sale or change would entitle any Person other than the Corporation or the Guarantors to such Revenues or receivables all of which are to be remitted on a consolidation basis as Revenue to the Corporation or Guarantors.

(h)Make Certain Changes.

(i)change the nature of its business as presently carried on;

(ii)	amalgamate, consolidate or merge or enter into a partnership, joint venture (other than joint business arrangements with the third parties for the sale of goods in the ordinary course of business) or syndicate with any other Person;

(iii)enter into any material transaction outside the ordinary course of business;

(iv)	make any loans to any other Person (other than the Corporation or another Guarantor) other than the giving of trade credit;

(v)	engage in any material commercial transactions with Persons not dealing at Arm’s Length with it (other than the Corporation or another Guarantor);

(vi)engage in any sale‒leaseback or similar transactions;

(vii)	remove any of the Secured Property or any of its books of account or other records from the jurisdiction where same are presently located, other than inventory removed in the ordinary course of business;

(viii)	create or adopt any defined benefit pension plan or fail to keep any employee plan funded as required by law and regulation or establish any plan subject to “ERISA”;

(ix)	except pursuant to this Debenture, make or commit to any form of distribution or reduction of the profits of the Corporation, the Guarantors, their respective Subsidiaries, or of their respective capital including any (i) declaration or payment of any dividend (including stock dividends) on any present or future shares except to the Corporation or a Guarantor; (ii) payment to purchase, redeem, retire or acquire any of its shares, or any option, warrant or other right to acquire any such shares, or apply or set apart any of its assets therefor; (iii) payment on account of loans made to its shareholders; or (iv) payment of any bonuses or management fees

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(other than bonuses or management fees paid in the ordinary course of business);

(x)	make payment or repayment on loans made by a Related Party to the Corporation; “Related Party” means for a corporation any officer, director, or shareholder holding 5% or more of the issued and outstanding voting shares of the corporation, and any corporation under common control with the corporation whether a parent, subsidiary or sister corporation and any entity equivalent to a corporation in similar relationship;

(xi)	make or commit to make capital expenditures in excess of 110% of the budgeted capital expenditure as approved by the Lender.

5.3Financial Covenants

The Corporation will, commencing on the fiscal quarter ending December 31, 2021, and at all times thereafter comply with the following financial covenants, such to be calculated on a rolling four quarter basis:

(a)	Minimum Working Capital ratio of 1.20:1 defined as Current Assets to Current Liabilities;

(b)	Fixed Charge Coverage of 1.25:1, defined as the ratio of EBITDA less cash taxes and unfunded capital expenditures divided by all scheduled lease payments and payments on all debt including Funded Debt;

(c)	Maximum Funded Debt to EBITDA Ratio of 4.50:1, defined as the ratio of the total outstanding balances of all indebtedness including the outstanding balances all credit facilities including capital leases, term loans, bank indebtedness etc. plus the balances of any non-postponed related party credit facilities, if applicable, divided by EBITDA.

For the purposes of calculating the financial covenants in this section 5.3 (i) for the fiscal quarter ending December 31, 2021, EBITDA shall be calculated by multiplying the Initial Test EBITDA by four, (ii) for the fiscal quarter ending March 31, 2022, EBITDA shall be calculated by adding together EBITDA for the fiscal quarter then ending and the Initial Test EBTIDA, and multiplying the sum by two, (iii) for the fiscal quarter ending June 30, 2022, EBITDA shall be calculated by adding together EBITDA for the fiscal quarter then ending, EBITDA for the immediately preceding fiscal quarter and the Initial Test EBITDA, dividing the sum by three and multiplying the quotient by 4; and (iv) for the fiscal quarter ending September 30, 2022, and for each fiscal quarter thereafter, on a rolling four quarter basis (provided, however, that EBITDA for the fiscal quarter ending December 31, 2021, shall be deemed as being the Initial Test EBITDA).

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ARTICLE 6

EVENTS OF DEFAULT AND REMEDIES

6.1Events of Default

The occurrence of any of the following events shall constitute an Event of Default under this Debenture:

(a)	If default occurs in payment when due of any principal amount payable under this Debenture.

(b)	If default occurs in payment when due of any interest, fees or other amounts payable under this Debenture and remains unremedied for a period of five Business Days after the receipt by the Corporation of notice of such default.

(c)	If default occurs in payment or performance of any other Obligation (whether arising herein or otherwise) and remains unremedied for a period of sixty days after the receipt by the Corporation of notice of such default.

(d)	If default occurs in performance of any other covenant of the Corporation or any Guarantor in favour of the Lender under this Debenture and remains unremedied for a period of sixty days after the receipt by the Corporation of notice of such default.

(e)	If an event of default occurs in payment or performance of any obligation in favour of any Person from whom the Corporation or any Guarantor has borrowed in excess of $250,000 which would entitle the holder to accelerate repayment of the borrowed money, and such default is not remedied or waived in writing within sixty days of the occurrence of such default.

(f)	If the Corporation or any Guarantor commits an act of bankruptcy or becomes insolvent within the meaning of any bankruptcy or insolvency legislation applicable to it or a petition or other process for the bankruptcy of the Corporation or any Guarantor is filed or instituted and remains undismissed or unstayed for a period of sixty days or any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property) shall occur.

(g)	If any act, matter or thing is done toward, or any action or proceeding is launched or taken to terminate the corporate existence of the Corporation, or any Guarantor, whether by winding‒up, surrender of charter or otherwise.

(h)	If the Corporation or any Guarantor ceases to carry on its business or makes or proposes to make any sale of its assets in bulk or any sale of its assets out of the usual course of its business unless expressly permitted herein or otherwise by the Lender in writing.

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(i)	If any proposal is made or any petition is filed by or against the Corporation or any Guarantor under any law having for its purpose the extension of time for payment, composition or compromise of the liabilities of such Corporation or any Guarantor or other reorganization or arrangement respecting its or any Guarantor’s liabilities or if the Corporation or any Guarantor gives notice of its intention to make or file any such proposal or petition including an application to any court to stay or suspend any proceedings of creditors pending the making or filing of any such proposal or petition.

(j)	If any receiver, administrator or manager of the property, assets or undertaking of the Corporation or any Guarantor or a substantial part thereof is appointed pursuant to the terms of any trust deed, trust indenture, debenture or similar instrument or by or under any judgment or order of any court.

(k)	If any balance sheet or other financial statement provided by the Corporation to the Lender pursuant to the provisions hereof is false or misleading in any material respect.

(l)	If any proceedings are taken to enforce any Encumbrance affecting any of the Secured Property or if a distress or any similar process be levied or enforced against any of the Secured Property.

(m)	If any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Corporation or any Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of sixty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(n)	If any action is taken or power or right be exercised by any Governmental Body which would have a Material Adverse Effect.

(o)	If any representation or warranty made by the Corporation or any Guarantor herein or in any other Instrument to which it is a party or in any certificate, statement or report furnished in connection herewith is found to be false or incorrect in any way so as to make it materially misleading when made or when deemed to have been made.

(p)	If a Change of Control occurs with respect to the Corporation, without the Lender’s prior written consent.

(q)	If there shall occur or arise any change (or any condition, event or development involving a prospective change) in the business, operations, affairs, assets, liabilities (including any contingent liabilities that may arise through outstanding pending or threatened litigation or otherwise), capitalization, financial condition, licenses, permits, rights or privileges, whether contractual or otherwise, or prospects of the Corporation or any Guarantor which, in the judgment of the Lender, acting reasonably, would have a Material Adverse Effect.

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6.2Consequences of an Event of Default

Upon the occurrence of any Event of Default, at the option of the Lender, all Obligations and all monies secured hereby shall become forthwith due and payable, all of the rights and remedies hereby conferred in respect of the Secured Property shall become immediately enforceable and any and all additional and collateral security for payment of this Debenture shall become immediately enforceable.

6.3Enforcement

(a)	Upon the happening of any Event of Default, the Lender may by instrument in writing declare that the security hereof has become enforceable and the Lender shall have the following rights and powers:

(i)to enter into possession of all or any part of the Secured Property;

(ii)	to preserve and maintain the Secured Property and make such replacements thereof and additions thereto as it deems advisable;

(iii)to collect any proceeds arising in respect of the Secured Property;

(iv)to collect, realize upon or sell or otherwise deal with accounts;

(v)	to institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Secured Property;

(vi)	to institute proceedings in any court of competent jurisdiction for sale or foreclosure of the Secured Property;

(vii)	to file proofs of claim and other documents to establish claims in any proceeding relating to the Corporation or any Guarantor;

(viii)	to undertake any other remedy or proceeding authorized or permitted under the Personal Property Security Act (Ontario) or otherwise by law or equity;

(ix)	to pay or otherwise satisfy in whole or in part any Encumbrances which, in the Lender’s opinion, may rank in priority to the security hereof;

(x)	after entry by its officers or agents or without entry, to sell, lease or otherwise dispose in any way whatsoever of all or any part of the Secured Property either en bloc or separately at public auction or by tender or by private agreement and at such time or times and on such terms and conditions as the Lender in its absolute discretion may determine and without any notice to or concurrence of the Corporation or any Guarantor except as may be required by applicable law; and

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(xi)	by instrument in writing, to appoint any Person or Persons (whether an officer or officers of the Lender or not) as a Receiver (as defined herein to include a receiver and manager) of the Secured Property and to remove any Receiver so appointed and appoint another or others in its stead.

(b)	The security interest granted pursuant to this Debenture may be realized and the rights enforced by any remedy or in any manner permitted by this Debenture or by law or equity and no remedy for the realization of the security hereof shall be exclusive of or dependent upon any other remedy and all or any remedies may from time to time be exercised independently or in any combination.

(c)	In addition to the remedies of the Lender set forth above, the Lender may, whenever an Event of Default has occurred:

(i)	carry on all or any part of the business or businesses of the Corporation and the Guarantors and, to the exclusion of all others including the Corporation and Guarantors, enter upon, occupy and use all or any of the premises, buildings, plant, undertaking and other property of or used by the Corporation and any Guarantor for such time as the Lender sees fit, free of charge, and the Lender shall not be liable to the Corporation or any Guarantor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection therewith or resulting therefrom;

(ii)	borrow for the purpose of carrying on the business of the Corporation and any Guarantor or for the maintenance, preservation or protection of the Secured Property and mortgage, charge, pledge or grant a security interest in the Secured Property, whether or not in priority to the Security Documents, to secure repayment;

(iii)	make further advances to the Corporation, in any case upon such terms as the Lender may deem reasonable and upon the security hereof; and

(iv)	demand, commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Secured Property, and give valid and effectual receipts and discharges therefor and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Corporation and any Guarantor.

6.4Disposition

(a)Without limiting the generality of the foregoing in connection with the exercise of remedies under this ARTICLE 6, it shall be lawful for the Lender:

(i)to make any sale, lease or other disposition of the Secured Property either for cash or upon credit or partly for one and partly for the other upon such

LEGAL*52823942.10

conditions as to terms of payment as it in its absolute discretion may deem proper;

(ii)	to rescind or vary any contract for sale, lease or other disposition that the Lender may have entered into pursuant hereto and resell, release or redispose of the Secured Property with or under any of the powers conferred herein; and

(iii)	to stop, suspend or adjourn any sale, lease or other disposition from time to time and to hold the same adjourned without further notice.

(b)	Upon any such sale, lease or other disposition the Lender shall be accountable only for money actually received by it. The Corporation shall be accountable for any deficiency and the Lender shall be accountable for any surplus. The Lender may deliver to the purchaser or purchasers of the Secured Property or any part thereof good and sufficient conveyances or deeds for the same free and clear of any claim by the Corporation or any Guarantor. The purchaser or lessee receiving any disposition of the Secured Property or any part thereof need not inquire whether default under this Debenture has actually occurred but may as to this and all other matters rely upon a statutory declaration of an officer of the Lender, which declaration shall be conclusive evidence as between the Corporation or Guarantor and any such purchaser or lessee, and the purchaser or lessee need not look to the application of the purchase money, rent or other consideration given upon such sale, lease or other disposition, which shall not be affected by any irregularity of any nature or kind relating to the crystallizing or enforcing of the security hereof or the taking of possession of the Secured Property or the sale, lease or other disposition thereof.

6.5Powers of Receiver

Any Receiver appointed pursuant to the Security Documents shall have the power without legal process:

(a)	to take possession of the Secured Property or any part thereof wherever the same may be found;

(b)	to carry on the business of the Corporation or Guarantor or any part thereof in the name of the Corporation, a Guarantor or of the Receiver; and

(c)	to exercise on behalf of the Lender all of the rights and remedies herein granted to the Lender,

and without in any way limiting the foregoing the Receiver shall have all the powers of a receiver appointed by a court of competent jurisdiction. Any Receiver appointed by the Lender shall act as agent for the Lender for the purposes of taking possession of the Secured Property, but otherwise and for all other purposes (except as provided below), as agent for the Corporation or any Guarantor. The Receiver may sell, lease, or otherwise dispose of Secured Property as agent for the Corporation, Guarantors or as agent for the Lender, as the Lender may determine in

LEGAL*52823942.10

its discretion. The Corporation and each Guarantor agrees to ratify and confirm all actions of the Receiver acting as agent for the Corporation and any Guarantor, and to release and indemnify the Receiver in respect of all such actions. The Lender, in appointing or refraining from appointing any Receiver shall not incur liability to the Receiver, the Corporation, a Guarantor or otherwise and shall not be responsible for any misconduct or negligence of such Receiver or for any loss resulting therefrom.

6.6Application of Amounts

All amounts actually received by the Lender or by the Receiver in enforcing the security of this Debenture shall be applied, subject to the proper claims of any other Person:

(a)	first, to pay or reimburse the Lender and any Receiver the costs, charges, expenses and advances payable by the Corporation or any Guarantor in accordance herewith;

(b)	second, in or toward the payment to the Lender of all other moneys owing hereunder or secured hereby in such order as the Lender in its sole discretion may determine; and

(c)	third, any surplus shall be paid to the Corporation or Guarantor or its assigns or as a court of competent jurisdiction may direct.

6.7Care and Custody of Secured Property

The Lender may after an Event of Default: (i) notify any Person obligated on an account or on chattel paper or any obligor on an instrument to make payment thereunder to the Lender whether or not the Corporation or a Guarantor was theretofore making collections thereon; and

(ii) assume control of any proceeds arising from the Secured Property.

6.8	Dealing with the Secured Property

The Lender shall not be obliged to exhaust its recourse against the Corporation, the Guarantors or any other person or persons or against any other security it may hold in respect of the Obligations before realizing upon or otherwise dealing with the Secured Property in such manner as the Lender may consider desirable. The Lender may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation, any Guarantor and with other parties, sureties or securities as the Lender may see fit without prejudice to the Obligations or the rights of the Lender in respect of the Secured Property. The Lender shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Secured Property; (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Secured Property or for the purpose of preserving any rights of the Lender, the Corporation, any Guarantor or any other parties in respect thereof; (iii) responsible for any loss occasioned by any sale or other dealing with the Secured Property or by the retention of or failure to sell or otherwise deal therewith; or (iv) bound to protect the Secured Property from depreciating in value or becoming worthless.

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6.9Standards of Sale

Without prejudice to the ability of the Lender to dispose of the Secured Property in any manner which is commercially reasonable, the Corporation and each Guarantor acknowledges that a disposition of Secured Property by the Lender which takes place substantially in accordance with the following provisions shall be deemed to be commercially reasonable:

(a)Secured Property may be disposed of in whole or in part.

(b)Secured Property may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality.

(c)Any purchaser or lessee of such Secured Property may be a customer of the Lender.

(d)A disposition of Secured Property may be on such terms and conditions as to credit or otherwise as the Lender, in its sole discretion, may deem advantageous.

(e)The Lender may establish an upset or reserve bid or price in respect of Secured Property.

7.1Waiver

ARTICLE 7 GENERAL

No act or omission by the Lender in any manner whatever shall extend to or be taken to affect any provision hereof or any subsequent breach or default or the rights resulting therefrom save only express waiver in writing. A waiver of default shall not extend to, or be taken in any manner whatsoever to affect the rights of the Lender with respect to, any subsequent default, whether similar or not.

7.2Other Security

The rights of the Lender hereunder shall not be prejudiced nor shall the liabilities of the Corporation, Guarantors or of any other Person be reduced in any way by the taking of any other security of any nature or kind whatsoever either at the time of execution of this Debenture or at any time hereafter.

7.3No Merger or Novation

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Corporation to pay the moneys hereby secured nor shall the same operate as a merger of any covenant herein contained or of any other Obligation, nor shall the acceptance of any payment or other security constitute or create any novation.

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7.4Power of Attorney

The Corporation and each Guarantor, for valuable consideration for and after the occurrence of an Event of Default, irrevocably appoints the Lender and its officers from time to time or any of them to be the attorneys of the Corporation and each Guarantor in the name of and on behalf of the Corporation and each Guarantor to execute such deeds, transfers, conveyances, assignments, assurances and things and generally to use the name of the Corporation and each Guarantor as may be necessary or incidental to the exercise of all or any of the powers hereby conferred on the Lender.

7.5Licence

The Corporation hereby grants to the Lender and its employees and agents an irrevocable and non‒exclusive licence, subject to the rights of tenants, to enter any of the Premises to conduct audits, testing and monitoring with respect to Hazardous Substances and to remove and analyze any Hazardous Substance at the cost and expense of the Corporation (which cost and expense shall be secured hereby).

7.6Environmental Indemnity

The Corporation shall indemnify the Lender and hold the Lender harmless against and from all losses, costs, damages and expenses which the Lender may sustain, incur or be or become liable at any time whatsoever for by reason of or arising from the past, present or future existence, clean‒up, removal or disposal of any Hazardous Substance referred to in this Debenture or compliance with Environmental Laws or Environmental Orders relating thereto, including any clean‒up, decommissioning, restoration or remediation of the Premises and other affected lands or property (and this indemnification shall survive the satisfaction, release or extinguishment of the indebtedness secured hereby).

7.7Holder May Remedy Default

If the Corporation or any Guarantor fails to do anything hereby required to be done by it the Lender may, but shall not be obliged to, do such thing and all reasonable sums thereby expended by 1 he Lender shall be payable forthwith by the Corporation or any Guarantor, shall be secured hereby and shall have the benefit of the Encumbrances hereby created, but no such performance by the Lender shall be deemed to relieve the Corporation or any Guarantor from any default hereunder.

7.8Notices

Any notice, direction, request, delivery or other communication to be given under this Debenture shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication (with confirmation of transmission), along with delivery by one of either personal delivery, nationally recognized courier or certified/registered mail, addressed:

(a)to the Lender at:

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25 Sheppard Avenue West Suite 1800

Toronto, Ontario M2N 6S8

Attention:Senior Director, Corporate Finance E-Mail: clewthwaite@centurion.ca

(b)to the Corporation and the Guarantors at:

4600 South Ulster Street Suite 1225

Denver, Colorado 80237 Attention:

E-Mail:

Any such communication shall be deemed to have been validly and effectively given (i) if delivered personally, via courier or certified/registered mail, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Either party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address

7.9Invalidity of any Provisions

Any provision of this Debenture or any provisions of the security contemplated hereunder which is prohibited by the laws of any jurisdiction shall, i s to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining terms and provisions hereof or thereof and no such invalidity shall affect the obligation of the Corporation to repay the Obligations.

7.10Indemnification

The Corporation agrees to indemnify the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the gross negligence or wilful misconduct of the Lender or any of its employees) which may be imposed on, incurred by, or asserted against the Lender and arising by reason of any action (including any action referred to herein) or inaction or omission to do an act legally required of the Corporation.

7.11Successors, Assigns and Participation, etc.

Neither the Corporation nor the Lender shall assign or transfer all or any part of its rights or obligations hereunder or under any other Instrument to which it is a party without the prior written consent of the other party.

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7.12Expenses

All reasonable legal and accounting expenses incurred by the Lender and the Corporation and its shareholders and employees, in connection with the transactions contemplated herein shall be paid by the Corporation.

7.13Amendments

This Debenture may only be amended by a written agreement signed by each of the parties hereto.

7.14Counterparts

This Debenture may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed to be an original and all of such counterparts shall together constitute one and the same instrument. Any party may execute this Debenture by electronic signature.

7.15Paramountcy

If there is any inconsistency between the terms of this Debenture and the terms of any other Instrument including the Commitment Letter, the terms of this Debenture will prevail. If and as required, the parties agree that the inconsistent terms will be interpreted as conformed to the terms of this Debenture. Specifically, the only default under each Instrument will be the Events of Default pursuant to this Debenture and the Obligations secured will be limited to the Obligations as defined in this Debenture.

THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK

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DocuSign Envelope ID: F7882DFF-6C88-4903-8373-AAA8EA3005C9

Signing page to Debenture dated June

9 , 2021

CENTURION FINANCIAL TRUST

By:

Name: Greg Romundt

Title:

President

By:

Name:

Title:

ASSURE HOLDINGS CORPORATION

By:

Name:

Title:

By:

Name:

Title:

ASSURE HOLDINGS INC.ASSURE NEUROMONITORING, LLC

By: By:

Name:Name:

Title:Title:

By: By:

Name:Name:

Title:Title

ASSURE NETWORKS, LLCASSURE NEUROMONITORING

COLORADO, LLC

By: By:

Name:Name:

Title:Title:

By: By:

Name:Name:

Title:Title

Signature page – Debenture

DocuSign Envelope ID: 2E7E9E88-A9EC-4950-A467-BDCC30053541

Signing page to Debenture dated June

ASSURE HOLDINGS INC.

By:

Name: John Farlinger

Title: President

By:

Name: Title:

9 , 2021

CENTURION FINANCIAL TRUST

By:

Name:

Title:

By:

Name:

Title:

ASSURE HOLDINGS CORPORATION

By:

Name: John Farlinger

Title: President

By:

Name:

Title:

ASSURE NEUROMONITORING, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title

ASSURE NETWORKS, LLCASSURE NEUROMONITORING

COLORADO, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title

Signature page – Debenture

DocuSign Envelope ID: 2E7E9E88-A9EC-4950-A467-BDCC30053541

ASSURE NEUROMONITORING LOUISIANA, LLC

ASSURE NEUROMONITORING MICHIGAN, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

ASSURE NEUROMONITORING PENNSYLVANIA, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

ASSURENEUROMONITORINGTEXAS, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

ASSURE NEUROMONITORING TEXAS HOLDINGS, LLC

By:_

Name: John Farlinger

Title: Manager

By:_

Name:

Title:

ASSURE NEUROMONITORING ARIZONA, LLC

By:_

Name: John Farlinger

Title: Manager

By:_

Name: Title:

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

DNS LOUISIANA, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

ASSURE NEUROMONITORING MINNESOTA, LLC

By:_

Name: John Farlinger

Title: Manager

By:_

Name: Title:

Signature page – Debenture

DocuSign Envelope ID: 2E7E9E88-A9EC-4950-A467-BDCC30053541

ASSURE NEUROMONITORING NEVADA, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

DNS PROFESSIONAL READING, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

ASSURE NEUROMONITORING SOUTH CAROLINA, LLC

By:

Name: John Farlinger

Title: Manager

By:

Name:

Title:

Signature page – Debenture

DISCLOSURE SCHEDULES TO

DEBENTURE

These Disclosure Schedules relate to that certain Debenture, dated as of June9 , 2021 (the

“Agreement”), by and among Assure Holdings Corp, a Nevada corporation (“Corporation”), each of [Insert Subsidiaries] (the “Guarantors”) and Centurion Financial Trust (collectively “Lender”).

All capitalized terms not otherwise defined shall have the meanings ascribed to them in the Agreement. Section and subsection references are references to the corresponding sections and subsections of the Agreement and are inserted solely for the sake of convenience. Terms which are specifically defined in a Disclosure Schedule herein shall have the same meaning given to such term wherever such term is utilized in any other Disclosure Schedule herein.

The disclosures in any section or subsection of these Disclosure Schedules shall qualify other sections and subsections of the Agreement and these Disclosure Schedules to the extent reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections. The headings contained in these Disclosure Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of the disclosures herein contained.

To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in these Disclosure Schedules does not constitute a determination by Corporation that such matters are material. Nor in such cases where a representation or warranty is limited or qualified by the materiality of the matters to which the representation or warranty is given shall the disclosure of any matter in these Disclosure Schedules imply that any other undisclosed matter having a greater value or significance is material.

The inclusion in these Disclosure Schedules of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any of the representations or warranties. Nothing in these Disclosure Schedules constitutes an admission of liability or obligation of Corporation to any third party nor an admission against Corporation or the interest of Corporation.

Schedule 4.1(a) Material Authorizations

Entity	Jurisdiction of Incorporation	Location of Assets
Assure Holdings Corp	Nevada	Colorado
Assure Holdings Inc.	Colorado	Colorado
Assure Neuromonitoring, LLC	Colorado	Colorado
Assure Networks, LLC	Colorado	Colorado
Assure Neuromonitoring Colorado, LLC	Colorado	Colorado
Assure Neuromonitoring Louisiana, LLC	Louisiana	Louisiana
Assure Neuromonitoring Michigan, LLC	Michigan	Michigan
Assure Neuromonitoring Pennsylvania, LLC	Pennsylvania	Pennsylvania
Assure Neuromonitoring Texas, LLC	Texas	Texas
Assure Neuromonitoring Texas Holdings, LLC	Texas	Texas
DNS Louisiana, LLC	Louisiana	Louisiana
Assure Neuromonitoring Arizona, LLC	Arizona	Arizona
Assure Neuromonitoring Minnesota, LLC	Minnesota	Minnesota
Assure Neuromonitoring Nevada, LLC	Nevada	Nevada
Assure Neuromonitoring South Carolina, LLC	South Carolina	South Carolina
DNS Professional Reading, LLC	Colorado	Colorado

Schedule 4.1(g) Permits

N/A.

Schedule 4.1(m) Authorized and Issued Capital

Assure Holdings Corp. Outstanding shares	56,606,634
Outstanding warrants	18,325,028
Outstanding stock options	5,133,000
Performance shares (Not yet issued)	780,162
Convertible notes (Not yet converted)	3,110,235
Sentry acquisition (Shares in escrow)	474,452
Neuro Pro acquisition (Not yet issued)	500,000
Fully diluted shares	84,929,511

Assure Holdings Inc.

Outstanding shares100,000,000 100% of the shares are owned by Assure Holdings Corp.

Assure Neuromonitoring, LLC

100% of the membership interests are owned by Assure Holdings, Inc.

Assure Networks, LLC

100% of the membership interests are owned by Assure Holdings, Inc.

Assure Neuromonitoring Colorado, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Louisiana, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Michigan, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Pennsylvania, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Texas, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Arizona, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Minnesota, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Nevada, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring South Carolina, LLC

100% of the membership interests are owned by Assure Neuromonitoring, LLC

Assure Neuromonitoring Texas Holdings, LLC

100% of the membership interests are owned by Assure Neuromonitoring Texas, LLC

Schedule 4.1(p) Funded Indebtedness

Debt Obligations as of June 1, 2021
Convertible debenture	3,450,000
Payroll Protection Program loan	1,665,000
Lease Obligations as of June 1, 2021
Sageland Financial Group (Sageland 6)	$2,036
Sageland Financial Group (Sageland 7)	12,310
Sageland Financial Group (Sageland 8)	12,272
Sageland Financial Group (Sageland 9)	28,691
Sageland Financial Group (Sageland 10)	30,483
Sageland Financial Group (Sageland 11)	22,851
Sageland Financial Group (Sageland 12)	36,843
Sageland Financial Group (Sageland 13)	115,697
Sageland Financial Group (Sageland 14)	11,531
Sageland Financial Group (Sageland 15)	26,362
Sageland Financial Group (Sageland 16)	72,870
Sageland Financial Group (Sageland 17)	45,146
Sageland Financial Group (Sageland 18)	90,292
Sageland Financial Group (Sageland 19)	24,225
Sageland Financial Group (Sageland 20)	48,681
Sageland Financial Group (Sageland 21)	292,090
Sageland Financial Group (Sageland 22)	131,136
Sageland Financial Group (Sageland 23)	99,291
Sageland Financial Group (Sageland 24)	151,190
AVT Colorado L.P. (AVTech 2)	268,960
AVT Colorado L.P. (AVTech 1)	163,958
Sageland (Elevation 1)	8,261
Sageland (Elevation 2)	23,442
Sageland (Elevation 3)	40,728

Schedule 4.1(s) Location of Business and Assets

None other than stated in schedule 4.1(a).